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                                                                  Exhibit #1




January 18, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Commissioners:

We have read the statements made by Diamond Hill Investment Group, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to
Item 4 of Form 8-K, as part of the Company's Form 8-K report dated January 14, 2002. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP







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                                                                   Exhibit #1

ITEM 4.  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

On January 14, 2002, Diamond Hill Investment Group, Inc. ("DHIG") dismissed PricewaterhouseCoopers LLP as its independent accountants. The Audit Committee and Board of Directors of DHIG participated in and approved the decision to change independent accountants.

The reports of PricewaterhouseCoopers LLP on the financial statements of DHIG for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

In connection with its audits for the two most recent fiscal years and through January 14, 2002, there have been no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their reports on the DHIG financial statements for such years.

DHIG has requested that PricewaterhouseCoopers LLP furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated January 18, 2002 is filed as an Exhibit to this Form 8-K.

DHIG engaged Longanbach Guisti Kuck & Hornberger LLC as its new independent accountants as of January 14, 2002. During the two most recent fiscal years and through January 14, 2002, DHIG has not consulted with Longanbach Guisti Kuck & Hornberger LLC on either the application of accounting principles or type of opinion Loganbach Guisti Kuck & Hornberger LLC might issue on DHIG's financial statements.